Exhibit 10.3

ACUSHNET EXECUTIVE SEVERANCE PLAN
(As Amended and Restated Effective January 1, 2019)
The Acushnet Executive Severance Plan (the “Plan”) is intended to provide severance benefits to certain executive employees of Acushnet Company (together with its direct parent and direct and indirect subsidiaries, the “Company”). This Plan supersedes any other severance plan maintained by the Company for executive employees described in the “Eligibility” Section below.
Coverage
All domestic (U.S.) full-time salaried employees of the Company in a salary level M7 or above who are terminated under the circumstances described in paragraphs A or B below are covered by the Plan and eligible for severance benefits. Notwithstanding the foregoing, any executive employee that has an individual severance or change in control agreement with the Company will not be eligible for benefits under this Plan.
Eligibility
Employees are eligible for the severance pay set forth in the Plan in the event of:

A.
Involuntary separation from employment by the Company for any reason other than resignation, retirement, death, disability, or cause; provided the employee remains employed until the date designated by the Company as his or her termination date. The term “cause” includes but is not limited to misconduct, negligence, dishonesty, criminal act, excessive absenteeism, willful failure to perform job responsibilities and other conduct determined under the Company’s Code of Conduct or other policies to be “cause.” The term “retirement” means voluntary termination of employment on or after age 55 and completion of at least 10 years of service. The term “disability” means the employee is considered disabled for purposes of the Company’s long-term disability plan.

B.
Voluntary separation from employment if an employee’s job location has been relocated more than 35 miles from the employee’s former job location; provided that, not later than 30 days after the notification of relocation of the employee’s job, the employee shall provide notice to the Senior Vice President and Chief Human Resources Officer of the Company of the conditions described in this paragraph B and his or her intent to separate from service. Upon receipt of such notice, the Company shall have 30 days during which it may remedy such conditions, and in the event of the Company’s failure to do so, the employee separates from service within the 90 day period following the relocation of his or her job.

An employee is not eligible for severance pay if: (i) the employee is offered a comparable position (as reasonably determined by the Company) with the Company, an affiliate of the Company, or a successor employer as a result of a reorganization of the Company or the sale of stock or assets of the Company; and (ii) such position is located within a 35 mile radius of the employee’s former job location. In addition, if an employee is offered and accepts another position with the Company or any affiliate of the Company prior to commencement of severance pay benefits, no severance pay will be provided. If an employee accepts a position with the Company or any affiliate of the Company after severance pay begins, no further severance pay benefits will be provided under the Plan upon assumption of the new position.

If, following separation from employment, the Company discovers information that, in the Company’s reasonable judgment, would have provided a basis for termination for cause (as defined in paragraph A above), severance pay benefits shall cease and the Company will have no further obligation to make payments under the Plan. The Company will have the right to recover all severance pay amounts previously paid under the Plan, as well as attorney’s fees incurred in connection with such recovery.
Amount of Severance Pay - General

1.
The amount of severance pay provided for terminations described in paragraphs A and B above for those hired or promoted to the CMC level prior to January 1, 2019 (other than such terminations that occur within 18 months following a Change of Control) will be 18 months of base salary plus one year of bonus.

2.
The amount of severance pay provided for terminations described in paragraphs A and B above for those hired or promoted to the CMC level on or after January 1, 2019 and for anyone in salary levels M7 and M8 (other than such terminations that occur within 18 months following a Change of Control) will be calculated using the following schedule:

Salary Level	Amount of Severance
CMC	12 months of base salary plus pro-rated bonus
M7-M8	9 months of base salary plus pro-rated bonus

For purposes of the above schedule, “base salary” shall be determined as of the date of the employee’s termination of employment, and “bonus” and “pro-rated bonus” shall be based on the employee’s target bonus for the year of the employee’s termination and, in the case of “pro rated bonus,” the number of days worked in the year of termination (to the extent permitted by Section 409A of the Internal Revenue Code, bonus paid as part of severance benefits will be offset by any bonus amount actually paid under the terms of the Company’s annual bonus plan for the year of termination, if any, but not below zero).
Amount of Severance Pay - Change of Control
If any employee’s employment is terminated within 18 months following a Change of Control of the Company, the Amount of Severance Pay - General section regarding severance pay (above) will not apply and severance pay will be determined under this Amount of Severance Pay - Change of Control section. After such 18-month period, this section will not apply. “Change of Control” means a Change of Control as defined in Appendix A to the Plan.

1.
Payment of severance pay under this Section will be provided if employment terminates under the conditions described in paragraphs A or B under Eligibility above and the employee’s termination occurs within 18 months following a Change of Control.

2.
Payment of severance pay under this Section also will be provided upon voluntary separation from service if, within 18 months following the Change of Control, there is: (i) a material negative change in the employee’s compensation; or (ii) a material diminution in the employee’s duties, authority or responsibilities as in effect at the time of the Change of Control, and as determined under Treasury Regulation Section 1.409A-1(n)(2)(ii)(A)(3); provided that, no later than 90 days after such material negative change or material diminution, as applicable, the employee provides notice to the Company of the conditions described in this paragraph and his or her intent to separate from service. Upon receipt of such notice, the Company shall have 30 days during which the Company may remedy such conditions; and in the event of the Company’s failure to do so, the employee separates from service within the 90-day period following the occurrence of the material negative change or material diminution, as applicable (or by the end of the 30-day remedy period, if later).

3.	The amount of severance pay provided for terminations following a Change of Control will be calculated using the following schedule:

Salary Level	Amount of Severance
CMC	24 months of base salary plus one year of target or projected bonus and any equity grants vest in full
M7-M8	12 months of base salary plus one year of target bonus and any equity grants vest in full

For purposes of the above schedule, “base salary” shall be determined as of the date of the employee’s termination of employment and “target or projected bonus” shall be based on the greater of (i) target bonus for the year of the employee’s termination, or (ii) the bonus that would be paid using the Company’s most recent financial performance outlook report that is available as of the employee’s termination date. To the extent permitted by Section 409A of the Internal Revenue Code, bonus paid as part of severance benefits will be offset by any bonus amount actually paid under the terms of the Company’s annual bonus plan for the year of termination, if any, but not below zero.
Payment of Severance
Upon separation from employment, an employee shall be transferred from active to terminated employee status. Eligible separated employees will receive payment of severance in regular pay intervals through the entire severance period. No severance shall be paid under this Plan unless an employee first executes and does not revoke a waiver and release of claims as described below under Employee Obligations: Waiver/Release, Non-Solicitation within 60 days following the date of termination. The severance payments shall be paid or commence on the first payroll period following the date the waiver and release of claims becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year. Each severance payment is intended to comply with or be .exempt from the requirements of Section 409A of the Internal Revenue Code and, for this purpose, each severance payment hereunder shall be considered a separate payment. Notwithstanding the foregoing, payment of severance for “specified employees” (as described in Appendix B) will be determined in accordance with the requirements of Section 409A of the Internal Revenue Code. The payment procedure for specified employees is described in Appendix B.
Payment is subject to normal payroll taxes and required withholding, and deductions for applicable medical, dental and flexible spending account coverage, and may be reduced by any amounts the employee owes the Company, subject to state laws and in compliance with Section 409A of the Internal Revenue Code. If an employee dies after signing a separation letter along with a waiver and release of claims, but before receipt of severance pay, any remaining payments will be made in a lump sum to the employee’s estate within 90 days of the employee’s death.

Benefit Coverage
Medical, dental, employee life insurance, and healthcare flexible spending account coverage will cease on the last day of employment. Medical, dental and healthcare flexible spending account coverage may then be continued pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the severance period on the same terms and conditions and at the same contribution rates that apply to employees (post tax plus an additional 2%) except to the extent that state or federal law requires a lower or other contribution amount. For severance periods in excess of 18 months, coverage may be continued for the remainder of the severance period on the same terms and conditions and at the same contribution rates that apply to employees (post tax plus an additional 2%). If COBRA coverage is available after the severance period, such coverage will be made available at the rates allowed by federal law, including COBRA. Each qualified beneficiary will receive separate, written information regarding their rights under COBRA, including premium rates. To the extent that such written description of COBRA rights differs from the provisions of this Section, the qualified beneficiary’s rights to COBRA coverage shall be controlled by the terms of the separate written COBRA notice. Severance payments will not be considered as pensionable earnings, and the period of time that severance payments are made will not count toward credited service and vesting service under the Company’s pension plans. Payments under the Plan are not eligible for contributions to the Company’s 401(k) plans. All other employee benefit plans terminate on the separated employee’s last day of work.
Notwithstanding anything to the contrary in the foregoing, the Company shall not be required to provide such benefits, may require the employee to pay an amount greater than active employee rates, or may impute tax to the employee on the value of Company-provided coverage, if the Company reasonably determines that the Company or such welfare plan could be subjected to any excise tax or penalty for failure to comply with any law applicable to group health plans.
If during a period of severance a former employee accepts employment with a new employer, any health benefits provided under the Company’s plans will be discontinued when the former employee commences qualifying coverage under the new employer’s plans. A former employee must notify the Human Resources Department in writing when he or she obtains coverage under a new employer’s plans.
Vacation
Employees will receive pay for all unused and accrued vacation for the year of termination as a part of their final regular pay. Payment will be made in conformance with prevailing state laws.
Other Company Payments
Notwithstanding any provision of this Plan to the contrary and to the extent permitted under Section 409A of the Internal Revenue Code, the severance pay under this Plan shall be reduced by the severance benefits then payable to an employee under any other agreement, understanding, plan, policy, program or arrangement of the Company or a subsidiary or affiliate of the Company.

Employee Obligations: Waiver/Release, Non-Solicitation
An employee will forfeit all severance payments under this Plan if the employee fails to timely sign a separation letter along with a waiver and release of claims in the form proposed by the Company or if such waiver and release of claims is revoked within the applicable revocation period. Employees will be required to agree to terms concerning non-solicitation. Such terms will include, without limitation, that for a period of the longer of twelve (12) months after separation from employment or the severance period, an employee will not, personally or on behalf of another party, whether directly or indirectly, solicit for employment any person employed by the Company in a salaried position during the year before separation from employment.
Administration
This Plan is administered by Acushnet Company (the “Plan Administrator”). The Plan Administrator may designate persons to carry out its responsibilities under this Plan. The Plan Administrator reserves absolute discretionary authority to determine all matters arising in connection with the administration, interpretation and application of this Plan, including all questions of coverage, facts, eligibility and methods of providing and arranging for any benefits. Benefits will he paid under this Plan only if the Plan Administrator decides in its discretion that an individual is entitled to them.
Amendment and Termination
The statements contained in this Plan are not intended to create nor are they to be construed to constitute conditions of employment or a contract of employment between the Company and any employee. The Company reserves the right to modify, suspend or terminate the Plan or the benefits provided at any time without prior notice to employees; provided, however, (i) no such amendment may adversely affect the rights of any employee who is then receiving benefits under the Plan, and (ii) solely with respect to the provisions under Amount of Severance Pay - Change of Control, no amendment of such provisions will be effective until 27 months following the date a notice of such amendment is provided to employees of the Company.
Benefit Claim Process
The Company will notify eligible employees of any amounts of severance benefits payable under this Plan. If an employee does not receive severance pay benefits within 60 days of his or her date of termination, he or she may assume that the Plan Administrator has determined that such employee is not eligible for severance pay benefits. If any employee believes that he or she has been denied severance pay benefits to which he or she may be entitled, the employee or his or her representative should submit a written claim for severance pay benefits to Acushnet Company, Human Resources Department, 333 Bridge Street, Fairhaven, MA 02719-0965.
The Plan Administrator will notify the employee of any claim for severance pay that is denied, in whole or in part, within 90 days of the date the claim is received (unless special circumstances required additional time for processing the claim). The notice will contain:

•	the specific reason(s) why the claim was denied;

•	the specific Plan provision(s) on which the denial was based;

•	a description of additional information required by the Company in order to approve the claim and the reasons why such information is needed; and

•	the procedure for review of the denial.

Benefit Claim Appeal Process
If a claim is denied, the employee and/or his or her authorized representative may file a written appeal with the Senior Vice President and Chief Human Resources Officer, Acushnet Company, 333 Bridge Street, Fairhaven, MA 02719-0965 within 60 days of the date the notice of denial is received. The employee and/or his or her authorized representative may review Plan documents and other documents that affect the claim. The request for a review should state the reason(s) why the employee feels the claim was improperly denied. Additional data, questions or comments should also be submitted.
The Senior Vice President and Chief Human Resources Officer has the full discretion of the Plan Administrator in deciding claims for benefits. A decision will be rendered on the appeal within 60 days after receipt of a request for review unless special circumstances require an extension of time for review, in which case the time limit will not be later than 120 days after receipt. The decision will be in writing, will include the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based, will include a statement that the employee is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the employee’s claim for benefits, as well as a statement of the employee’s right to bring an action under Section 502(a) of ERISA. If an employee does not receive the appeal decision by the date it is due, the employee may deem his or her appeal to have been denied.
The Plan Administrator will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford an employee full and fair consideration of his or her claim.
OTHER TERMS
No Vesting
Neither the use of service time in calculating severance nor any other provision of this Plan shall be construed as giving rise to or granting any vested right to receive severance benefits.
Merger/Acquisition
For purposes of this Plan, in no event does a merger or acquisition of Acushnet Holdings Corp. or its subsidiaries by or with another company constitute termination of employment when employment continues with the merged or acquiring company.

GENERAL INFORMATION

Plan Sponsor and Plan Administrator:	Acushnet Company
333 Bridge Street
Fairhaven, MA 02719-0965

Type of Plan: Severance Pay Employee Welfare Benefit Plan
Funding
Severance pay provided under this Plan is payable solely from the general assets of the Company.

Employer Identification Number:	04-2691836

Plan Number:	567

Plan Year:	January 1 through December 31

Agent for Service of Legal Process:	Acushnet Company
333 Bridge Street
Fairhaven, MA 02719-0965

YOUR RIGHTS UNDER ERISA
As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

•
Examine, free of charge, in the Plan Administrator’s office or at other specified locations, all official documents related to the Plan such as documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•
Obtain upon written request to the Plan Administrator information as to whether a particular employer or employer organization is a sponsor of the Plan and the address of any employer or employer organization that is a plan sponsor. Your beneficiaries also have a right to obtain this information upon written request to the Plan Administrator.

•	Receive a written explanation of why a claim for benefits has been denied, in whole or in part, and a review and reconsideration of the claim.

•
Continue health care coverage for yourself, spouse or dependent if there is a loss of coverage as a result of a qualifying event. You or your dependents may have to pay for such coverage. Review this Plan and summary plan description on the rules governing your COBRA continuation coverage rights.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. These people, called the “fiduciaries” of the Plan, have a duty to handle their responsibilities prudently and in the best interests of you, the other Plan participants, and your beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA. However, this rule neither guarantees continued employment, nor affects the Company’s right to terminate your employment for other reasons.
Enforce Your Rights
If your claim for severance benefits is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

APPENDIX A
“Change in Control” means:
(i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and any successor thereto (the “Exchange Act”)) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then outstanding voting securities of Acushnet Holdings Corp., a Delaware corporation (including any successor thereto, “Acushnet Holdings”) entitled to vote generally in the election of directors; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by Acushnet Holdings or any of its Subsidiaries; (II) any acquisition by any employee benefit plan sponsored or maintained by Acushnet Holdings or any of its Subsidiaries; or (III) any acquisition following which the Investor Group, in the aggregate, hold, directly or indirectly, 50% or more of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock; or (B) the combined voting power of the then outstanding voting securities of Acushnet Holdings entitled to vote generally in the election of directors;
(ii) during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board of Directors of Acushnet Holdings (the “Board” and such directors, the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or
(iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

Capitalized terms used in this Appendix A shall have the following meanings:
“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with Acushnet Holdings. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
“Common Stock” means the common stock Acushnet Holdings, par value $0.001 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
“Company Group” means, collectively, Acushnet Holdings and its Subsidiaries.
“Investor Group” means, collectively, FILA Korea Ltd. and any Person controlled by or under common control with FILA Korea Ltd.
“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
“Subsidiary” means, with respect to any specified Person:
(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

APPENDIX B
“Specified employees” shall be determined in accordance with the Procedures for Determining Specified Employees under Code Section 409A, as adopted, and as amended from time to time, by Acushnet Holdings Corp. or a person or committee authorized by the Board of Directors of Acushnet Holdings Corp. for this purpose. For “specified employees”, the following rules shall apply:

A.
To the extent an employee’s severance benefit otherwise payable in the first six months following the employee’s separation from service is equal to or less than the lesser of the amounts described in Treasury Regulations Sections 1.409A-1(b)(9)(iii)(A)(1) and (2), qualifies under the short-term deferral exception to Section 409A, or otherwise does not constitute “nonqualified deferred compensation” subject to Section 409A, such severance benefit shall be paid in regular pay intervals through the entire severance period.

B.
Any portion of the employee’s severance benefit that constitutes “nonqualified deferred compensation” subject to Section 409A shall be delayed until the first payroll date of the 7th month following the employee’s separation date. Any delayed payments shall then be paid in a lump sum without interest. Thereafter, the remainder of an employee’s severance benefit shall be payable in installments according to the normal payroll schedule of the Company.

C.	Each severance payment hereunder shall be considered a separate payment in accordance with Section 409A of the Internal Revenue Code.

D.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “date of termination” or like terms shall mean or refer to “separation from service.